American High-Income Municipal Bond Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

July 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$100,902
Class B	$450
Class C	$6,057
Class F1	$7,852
Class F2	$5,011
Total	$120,272
Class R-6	$1,513
Total	$1,513

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6344
Class B	$0.5229
Class C	$0.5154
Class F1	$0.6185
Class F2	$0.6599
Class R-6	$0.6770

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	155,119
Class B	662
Class C	11,101
Class F1	11,888
Class F2	8,724
Total	187,494
Class R-6	4,010
Total	4,010

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.48
Class B	$14.48
Class C	$14.48
Class F1	$14.48
Class F2	$14.48
Class R-6	$14.48